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Exhibit 10.181

        MEDICAL RESEARCH COUNCIL

and

MEDIMMUNE INC.

LICENCE

For

Winter Patent

THIS AGREEMENT is made the thirteenth day of August One thousand nine hundred and ninety seven between MEDICAL RESEARCH COUNCIL of 20 Park Crescent, London WIN 4AL (hereinafter called "MRC" which expression includes its successors and assigns) of the one part and MEDIMMUNE INC. of 35 West Watkins Mill Road, Gaithersburg, Maryland 20878, U.S.A. (hereinafter called "the Licensee" which expression includes its successors and permitted assigns) of the other part.

WHEREAS:-

MRC is the proprietor of certain patent rights in respect of the genetic engineering of monoclonal antibodies comprising the replacement in whole or in part of the complementarity determining regions of one antibody by those of another.

NOW IT IS HEREBY AGREED as follows:-

1.    Definitions

  (1)
  IN this Agreement the following words and expressions shall be construed as follows:-

  "the Effective Date' shall mean...............

  "the Reshaping Process" shall mean the genetic engineering of monoclonal antibodies comprising the replacement in whole or in part of the complementarity determining regions of one antibody by those of another as described in the Winter Patent.

  "the Products" shall mean end products produced either directly or indirectly from antibodies which have been modified using the Reshaping Process and which are in a form capable of being marketed or sold upon a commercial basis.

  "Affiliate" shall mean any corporation, company, partnership or other entity which directly or indirectly controls, is controlled by or is under common control with either party to this Agreement.

  "Control" means the ownership of more than 50% of issued share capital or the legal power to direct or cause the direction of the general management and policies of the party in question.

  "Fields" shall mean the field of human therapy or prophylaxis and human in vivo and in vitro diagnostics.

  "Net Receipts" shall mean all monies received by Licensee in respect of the sale of the Products, less the following items to the extent that they are paid or allowed and included in the invoice price:-

    normal discounts actually granted;

    credits allowed for Products returned or not accepted by customers;

    packaging, transportation and prepaid insurance charges on shipments or deliveries to customers;

    taxes actually incurred and paid by Licensee in connection with the sale or delivery of Products to customers.

  "The Winter Patent" shall mean the patents and applications therefor set out in Schedule 1 hereto and any divisions, renewals, continuations, extensions or reissues thereof and any patent granted thereon.

  "The Boss Patents" shall mean the patents and patent applications therefore set out in Schedule 3 hereto in relation to multi-chain polypeptides or proteins and processes for their production and any patent granted on such patent applications including but without prejudice to the generality of the foregoing author certificates, inventor certificates, improvement patents, utility certificates and models and certificates of addition and including any divisions, renewals, continuations, extensions or reissues thereof.

  (2)
  IN this Agreement the singular shall where the context so permits include the plural and vice versa.

2.    Commencement

  THIS Agreement shall be deemed to have come into force on the Effective Date and shall be read and construed accordingly.

3.    Grant of Rights

  (1)
  MRC agrees to grant to the Licensee the following licences under the Winter Patent:-

  (i)
  a non-exclusive world-wide licence to exploit the Winter Patent commercially in any way whatsoever by the use of the Reshaping Process in the Fields and by the commercial exploitation in the Fields of any resulting antibodies provided always that any such exploitation does not involve the antibodies detailed in the Second Schedule hereto;

  (ii)
  a non-exclusive sub-licence under the Boss Patents to the extent required to enable the licensee to use the Reshaping Process in accordance with (i) above to produce Products from mammalian cells and for no other purpose.
  (2)
  The Licensee shall not be entitled to grant sub-licences of the rights granted to it under this Agreement except with the prior written consent of MRC. Such consent shall not be unreasonably withheld or delayed to requests to sublicense rights to the Winter Patent in respect of antibodies modified by or on behalf of the Licensee itself using the Reshaping Process. MRC and Licensee acknowledge that it is not the intention that Licensee should offer a contract service to third parties in the use of the Reshaping Process. In cases where MRC gives consent to the grant of a sublicense under the Winter Patent MRC shall not unreasonably withhold consent from requests by Licensee for MRC to grant to the sublicensee a sublicense under the Boss Patent, in accordance with limitations specified in Clause 3(1)(ii) above and restricted to the modified antibodies sublicensed by Licensee.

  (3)
  The following arrangements shall not require the prior consent of MRC:-

  (i)
  The appointment of any person as agent or distributor to market sell use or otherwise dispose of the Products in any part of the world.

  (ii)
  The sub-contracting of manufacture for the Licensee of Products.

4.    Payments

  (1)
  IN CONSIDERATION for the non-exclusive licence granted pursuant to Clause 3.1 hereof the Licensee shall pay to MRC the sum of (CONFIDENTIAL TREATMENT REQUESTED) upon signature of this Agreement.

  (2)
  IN FURTHER consideration of the licences granted by MRC to Licensee under this Agreement, Licensee shall pay to MRC a royalty at the rate of (CONFIDENTIAL TREATMENT REQUESTED) of Net Receipts on all sales of Products by Licensee or any Affiliate when the manufacture and/or sale of Products would, absent the licence under this Agreement, infringe one or more claims of the Winter Patent and/or the Boss Patent that has neither expired nor been held invalid by a court or other body of competent jurisdiction from which no appeal has been made or may be taken.

  (3)
  If MRC shall hereafter licence another party under the Winter Patents in the Fields at a lower royalty rate than is payable by Licensee by virtue of this licence agreement, or with another substantial term more favorable to such party than the corresponding term of this licence agreement, then Licensee shall have an option to convert this licence agreement so that the royalty rate payable thereunder or other corresponding term, is the same as the rate of term that applies to the third party; PROVIDED that if the third party's licence imposes upon that party any other obligation (including any restriction as to product or territory) which is associated with that party's operations as patent licensee and which is more onerous than an obligation of corresponding category on the part of Licensee under this agreement, then any exercise of the option by Licensee shall operate so that Licensee assumes an obligation as patent licensee corresponding to such other obligation of the third party, either as a substitute in place of Licensee's obligation(s) of corresponding category, or if there is no such obligation or corresponding category, then as an additional obligation.

    This clause shall not entitle a Licensee to a licence in respect of any of the restricted antibodies set out in Schedule 2.

  (4)
  Licensee agrees to keep true and accurate records and books of account containing all data necessary for the calculation of the royalties payable to MRC under Clause 4(2). Such records and books of account shall upon reasonable notice having been given by MRC be open at all reasonable times during business hours for inspection by MRC or its duly authorised representative.

  (5)
  Licensee shall prepare a statement in respect of each calendar quarter of this Agreement which shall show for the calendar quarter in question Licensee's Net Receipts on sales by it of the Products on a country by country basis, details of the quantities of Products manufactured and sold in each country and the royalty due to MRC thereon pursuant to Clause 4(2) above. Such statement shall be submitted to MRC within 60 days following the end of the calendar quarter or part thereof to which it relates together with a remittance for the royalties (and, where applicable, any value added tax thereon) due to MRC. If MRC shall give notice to Licensee within 30 days of the receipt of any such statement that it does not accept the same such statement shall be certified by an independent chartered accountant appointed by agreement between the parties or, in default of agreement within 14 days, by the President for the time being of the Institute of Chartered Accountants of England and Wales in London. Licensee shall make available all books and records required for the purpose of such certification at reasonable times during normal business hours and the statement so certified shall be binding between the parties. The costs of such certification shall be the responsibility of MRC if the certification shows the original statement to have been accurate and otherwise shall be the responsibility of Licensee. Following any such certification the parties shall make any adjustments necessary in respect of the royalties already paid to MRC in relation to the year in question.

  (6)
  The Licensee shall pay royalties to MRC free and clear of and without deduction or deferment in respect of and demand, set-off, counterclaim or other dispute and so far as is legally possible such payment shall be made free and clear of any taxes imposed by or under the authority of any government or public authority and in particular but without limitation where any sums due to be paid to MRC here under are subject to any withholding or similar tax, the Licensee shall pay such additional amount as shall be required to ensure that the net amount received by MRC hereunder will equal the full amount which would have been received by it had not such tax been imposed or withheld. The Licensee and, without prejudice to the foregoing, MRC shall use their best endeavors to do all such lawful acts and things and to sign all such lawful deeds and documents as will enable the Licensee to take advantage of any applicable legal provision or any double taxation treaties with the object of paying the sums due to MRC without imposing or withholding any tax.

    Sums are expressed in this agreement as exclusive of any value added tax (VAT) which may be applicable. MRC agrees to provide Licensee with a VAT invoice in respect of any payment affected by VAT.

  (7)
  Where MRC does not receive payment of any sums due to it within the period specified hereunder in respect thereof interest shall accrue on the sum outstanding at the rate of 1% per month calculated on a daily basis without prejudice to MRC right to receive payment on the due date therefor.

5.    Term and Termination

  (1)
  SUBJECT as hereinafter provided this Agreement and the licences granted pursuant thereto shall continue in force in each territory during the subsistence of the last to expire of the Winter or Boss Patents.

  (2)
  MRC may terminate this Agreement and the said licences forthwith by notice to the Licensee to that effect upon the happening of any of the following events:-

  (A)
  if the Licensee fails to perform or observe any of the obligations on its part to be performed or observed and if the breach is one capable of remedy has not been remedied within three (3) months of the giving of a notice informing the Licensee of such breach;

  (B)
  if the Licensee files a voluntary petition in bankruptcy or applies to any Tribunal for a Receiver Trustee or similar officer to be appointed by any Court or Executive Department to liquidate or conserve the Licensee or any substantial part of its property or assets due to insolvency or to the threat thereof or if the Licensee suffers any trusteeship or receivership to continue undischarged for a period of sixty days or suffers any similar procedure for the relief of distressed debtors entered into by the Licensee voluntarily or involuntarily or if the Licensee is otherwise divested of its assets for a period of sixty days or makes a general assignment for the benefit of its creditors;
  (3)
  The Licensee may terminate this Agreement and the Licences granted pursuant hereto by giving to MRC 6 months notice to that effect if the Licensee considers that substantial unlicensed competition is seriously interfering with Licensee's exploitation of the Reshaping Process under this Agreement and that MRC is not taking appropriate steps to seek to prevent or reduce such unlicensed competition. Such termination shall be without prejudice to the right of MRC to enforce the Winter Patents in the event of subsequent manufacture of Products by the Licensee.

  (4)
  TERMINATION of this Agreement or of the said Licences shall be without prejudice to any rights of either party against the other which may have accrued up to the date of such termination and the Licensee shall pay to MRC the appropriate royalties hereunder on all stocks of the Products (on which royalties have not already been paid) held at the date of termination by the Licensee or any person engaged by the same to manufacture the Products and shall thereafter be free to sell such products on which royalty has been paid.

6.    Warranties

  (1)
  MRC hereby represents and warrants that MRC owns the Winter Patents or is otherwise authorised to licence the Winter Patents to the Licensee.

  (2)
  MRC hereby represents and warrants that MRC is entitled or authorised to grant a sub-licence under the Boss Patents in conjunction with a licence to the Licensee to use the Reshaping Process for the production of Products from mammalian cells and for no other purpose.

  (3)
  NOTHING in this Agreement or in any licences to be granted pursuant thereto shall be construed as a representation or warranty that any of the said Patents are valid or that any manufacture use sale or other disposal of the Products is not an infringement of any patents or other rights not vested in the MRC.

  (4)
  THE Licensee shall promote the sale of the Products of good marketable quality and shall use reasonable endeavors to meet the market demand therefore.

7.    Infringement

  IF the Licensee becomes aware of a suspected infringement of the Winter Patents it shall notify MRC giving full particulars thereof. If the alleged infringement consists of any act which (if done by the Licensee) would be within the scope of the licences granted under this Agreement MRC and the Licensee shall (within a reasonable time of the said notification) consult together with a view to agreeing upon a course of action to be pursued.

8.    Waiver

  THE waiver by MRC of any breach default or omission in the performance or observance of any of the terms of this Agreement by the Licensee shall not be deemed to be a waiver of any other such reach default or omission.

9.    Notices

  ANY notice consent or other communication authorised or required to be given hereunder or for the purposes hereof shall be in writing and be deemed to be duly given to MRC if left at or sent by recorded delivery or registered post addressed to its principal office and to the Licensee if left at or sent by recorded delivery or registered post to its principal place of business. Any such notice consent or other communication if served by post shall be deemed to have been given at the time when it would have been received in due course of the post.

10.    Non-assignability

  Save for an assignment to an Affiliate of the Licensee, the Licensee shall not be entitled to assign the benefit of this Agreement or any rights granted or to be granted under the Agreement.

11.    Law and Jurisdiction

  THIS Agreement is to be read and construed in accordance with and governed by the Laws of England so far as the subject matter allows and the parties hereby submit to the jurisdiction of the English courts in relation to any dispute arising out of this Agreement.

  IN WITNESS whereof the parties hereto have caused this Agreement to be executed in the matter legally binding upon them by causing authorised representatives to sign this Agreement.

Signed:	/s/ DAVID M. MOTT David M. Mott
For and on behalf of MEDIMMUNE, INC.
Date 8/13/97

Signed:	/s/ MARTIN R. WOOD PH.D. Martin R. Wood Ph.D. Head of Technology Transfer Group
For and on behalf of MEDICAL RESEARCH COUNCIL
Date 8/6/97

SCHEDULE ONE above referred to

Inventor:	Gregory Paul Winter
Applicant:	Medical Research Council
Title:	Recombinant DNA products and Methods
UK Priority Application:	UK PA 8607679 (27.03.86)

Final Application

Territory	Application number (Publication number) *(Patent number)	Date of filing (Publication date) (Grant date)
UK	8707252 (GB 2188638A) *(GB2188638B)	26.03.87 (7.10.87) (23.05.90)
EUROPE (Austria, Belgium, France, Germany, Greece, Italy, Liechtenstein, Luxembourg, Netherlands, Spain, Sweden, Switzerland)	87/302620.7 (EP 0239400A) *(239400)	26.03.87 (30.09.87) (30.08.94)
CANADA	533071	26.03.87
USA (Parent)	07/782717 *(5,225,539)	25.10.91 (06.07.93)
USA (Continuation-in-part)	08/452,462	26.05.95. This is a continuation application derived from continuation in-part 07/189814 filed 03.05.88.
JAPAN	73970/87 (296890/87)	27.03.87 (24.12.87)

SCHEDULE TWO above referred to

Antibodies excluded from the licence

1
All antibodies to alpha tumour necrosis factor having an association constant greater than 106L/mole.

2
Rat antibody Campath 1, secreted by the rat hybridoma line held by Professor Herman Waldmann.

3
Antibodies specifically described below:

Antibody	Specificity	Source
B72.3	Mucin (TAG072)	NIH (Schlom)
CTM01	Mucin	Celltarg, Belgium
A5B7	CEA	CRC
LYM-1	B-Cell Ag	Cyanamid
Y22	Fibrin	Gaubius Institute
OKT-3 (and other Ortho antibodies against CD3)	CD3	Ortho Pharmaceutical

SCHEDULE THREE above referred to

Title	Multichain Polypeptides or Proteins and Processes for their Production
Subject Matter:	Expression of multichain proteins, such as antibodies, in single hose cells
Inventors	Michael Alan Boss John Henry Kenten John Spencer Emtage Clive Ross Wood
Priority Applications Date: 25 March 1983 Earliest Publication Date/No: 27 September 1984/WO84/03712
Territory	Application Date	Application No.	Patent No.	Expiry Date
*Europe	23.03.84	84301996.9	0120694	23.03.04
*Europe (divisional)	23.03.84	92202982.2
Japan	23.03.84	501609/84	2594900	23.03.04
Japan (divisional)	23.04.84	228332/94
Japan (divisional)	23.04.84	104862/97
USA	23.03.84	06/672265	4816397	28.03.06
United Kingdom	23.03.84	8407571	2137631	23.03.04

*includes: Austria, Belgium, France, Germany, Italy, Liechtenstein, Luxembourg, Netherlands, Sweden, Switzerland, United Kingdom

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  Exhibit 10.181
Antibodies excluded from the licence